As filed with the Securities and Exchange Commission on August 29, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cvent, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	54-1954458
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cvent, Inc.

8180 Greensboro Dr.

9th Floor

McLean, VA 22102

(Address of principal executive offices, including zip code)

Stock Incentive Plan

2013 Equity Incentive Plan

(Full title of the plan)

Rajeev K. Aggarwal

Chief Executive Officer

Cvent, Inc.

8180 Greensboro Dr.

9th Floor

McLean, VA 22102

(703) 226-3500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark R. Fitzgerald, Esq. Michael C. Labriola, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 1700 K Street, N.W., Fifth Floor Washington, D.C. 20006 (202) 973-8800	Lawrence J. Samuelson, Esq. Vice President, General Counsel & Corporate Secretary Cvent, Inc. 8180 Greensboro Dr. 9th Floor McLean, VA 22102 (703) 226-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Stock Incentive Plan	3,335,994 (2)	$5.29 (4)	$17,647,409	$2,407.11
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2013 Equity Incentive Plan	4,945,478 (3)	$34.20 (5)	$169,135,348	$23,070.07
TOTAL:	8,281,472		$186,782,757	$25,477.18

(1)	This Registration Statement covers shares of Registrant’s Common Stock: (i) issuable pursuant to the exercise of options and restricted stock units granted prior to the date hereof under the Stock Incentive Plan (the “Stock Incentive Plan”), (ii) to be issued in the future under the 2013 Equity Incentive Plan (the “Equity Incentive Plan”), and (iii) pursuant to Rule 416(a) of the Securities Act of 1933, as amended, any additional shares of Common Stock, which become issuable under the Stock Incentive Plan and the Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock. For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two lines.
(2)	This subtotal represents shares of the Registrant’s Common Stock issuable upon exercise of outstanding options under the Stock Incentive Plan as of the date of this Registration Statement. To the extent that any such awards are forfeited or lapse unexercised subsequent to the date of this Registration Statement, up to 4,600,000 shares of common stock reserved for issuance pursuant to such awards will become available for issuance under the Equity Incentive Plan. See footnote (3).
(3)	This subtotal includes (i) the registration of an aggregate of 3,866,716 shares currently available for issuance under the Equity Incentive Plan and (ii) 1,078,762 shares authorized but not previously issued under the Stock Incentive Plan, which became available for issuance under the Equity Incentive Plan upon the closing date of the Registrant’s initial public offering. See footnote (2).
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $5.29 per share, the weighted-average exercise price of awards outstanding under the Stock Incentive Plan as of August 8, 2013.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $34.20 per share, which represents the average of the high and low price of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 26, 2013.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Cvent, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Prospectus dated August 8, 2013, filed with the Commission pursuant to Rule 424(b) under the Securities Act, as a part of the Registration Statement on Form S-1, as amended (File No. 333-189837), and which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36043) filed with the Commission on August 5, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(3) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished and not filed), since the end of the fiscal year covered by the Prospectus referred to in (1) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article X of the Registrant’s amended and restated certificate of incorporation authorizes it to provide for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VII of the Registrant’s bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with its directors, executive officers and others, in addition to indemnification provided for in its bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1(1)	Cvent, Inc. Stock Incentive Plan, as amended, and forms of agreements thereunder.

4.2(2)	Cvent, Inc. 2013 Equity Incentive Plan, and forms of agreements thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

(1)	Incorporated by reference to Exhibits 10.4 and 10.5 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-189837), filed with the Commission on July 8, 2013.
(2)

Incorporated by reference to Exhibits 10.6, 10.7 and 10.8 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-189837), filed with the Commission on July 29, 2013.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes that:

(1)	It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 29th day of August, 2013.

CVENT, INC.

By:	/s/ Rajeev K. Aggarwal
Rajeev K. Aggarwal
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajeev K. Aggarwal and Peter L. Childs, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Cvent, Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rajeev K. Aggarwal Rajeev K. Aggarwal	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 29, 2013

/s/ Peter L. Childs Peter L. Childs	Chief Financial Officer (Principal Accounting and Financial Officer)	August 29, 2013

/s/ Sanju K. Bansal Sanju K. Bansal	Director	August 29, 2013

/s/ Tony Florence Tony Florence	Director	August 29, 2013

/s/ Jeffrey Lieberman Jeffrey Lieberman	Director	August 29, 2013

/s/ Kevin T. Parker Kevin T. Parker	Director	August 29, 2013

EXHIBIT INDEX

Exhibit Number	Description

4.1(1)	Cvent, Inc. Stock Incentive Plan, as amended, and forms of agreements thereunder.

4.2(2)	Cvent, Inc. 2013 Equity Incentive Plan, and forms of agreements thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

(1)	Incorporated by reference to Exhibits 10.4 and 10.5 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-189837), filed with the Commission on July 8, 2013.
(2)

Incorporated by reference to Exhibit 10.6, 10.7 and 10.8 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-189837), filed with the Commission on July 29, 2013.